Exhibit 99.1

Contact: L. Keith Graves
Phone: 314-214-7000
E-mail: lkg@talx.com
NEWS RELEASE
TALX REPORTS 27 PERCENT GROWTH IN FOURTH-QUARTER
EARNINGS FROM CONTINUING OPERATIONS;
$0.89 FROM CONTINUING OPERATIONS FOR FISCAL 2006;
PROVIDES GUIDANCE FOR FISCAL 2007
ST. LOUIS, MO (May 10, 2006) – TALX Corporation (NASDAQ: TALX) today reported that fiscal fourth-quarter earnings from continuing operations increased 27 percent to $9.0 million from the year-ago $7.1 million. On a diluted share basis, earnings from continuing operations were $0.26, compared to $0.21 for the year-ago period. The earnings improvement primarily reflects strong revenue gains in The Work Number services, the contribution from fiscal 2006 acquisitions, and overall cost control.
Fourth-quarter revenues grew 31 percent to $60.0 million from $45.9 million in the year-earlier quarter. The Work Number services’ revenues rose 28 percent, and revenues for the tax management services business increased 35 percent from year-ago levels.
Gross profit for the fourth quarter expanded 36 percent to $37.3 million from $27.4 million, with gross margin rising 240 basis points to 62.2 percent from 59.8 percent the year before. Gross profit for The Work Number services increased 35 percent to $20.1 million from $14.9 million, and gross margin for this segment climbed 390 basis points to 74.0 percent from 70.1 percent the year before. Gross profit for the tax management services business rose 38 percent to $16.9 million from $12.2 million, with gross margin improving 120 basis points to 52.1 percent from 50.9 percent the year before.
Revenues for the full year increased 31 percent to $207.4 million from $158.4 million the year before. Earnings from continuing operations for the period were $30.0 million, or $0.89 per diluted share. In the year-ago period, earnings from continuing operations were $16.0 million, or $0.49 per diluted share, which included an SEC settlement charge of $2.5 million, or $0.08 per diluted share. Excluding this charge, adjusted earnings from continuing operations grew 62 percent for the year, from $18.5 million, or $0.57 per diluted share. See attached “Supplemental Financial Information” for a reconciliation of differences from the comparable GAAP measures in fiscal year 2005.
William W. Canfield, president and chief executive officer, commented, “Through organic growth, as well as acquisitions and our ongoing emphasis on cross-selling, we again achieved record revenues this quarter. In The Work Number services, our continued focus on expanding the database and maximizing our clients’ use of it yielded a 28 percent rise in revenues. In our tax management services, our acquisition strategy has enhanced our expertise in certain state and federal tax credits, as well as provided strong revenue gains this quarter. Additionally, in the unemployment tax management business, we realized 2 percent organic growth this quarter, marking our second consecutive quarterly gain.

“We expect to continue to benefit from the solid contributions of our acquisition strategy. In addition to the four acquisitions we completed in fiscal 2006, we began fiscal 2007 with the acquisition of a new line of business for us, Performance Assessment Network, or pan. pan provides secure, electronic-based psychometric testing and assessments, as well as comprehensive talent management services. These services fit nicely with our existing front-end hiring solutions, which include paperless new hires, I-9 form management, prior employment verifications, and tax credit identification. We believe our well-established corporate client base will provide additional avenues for pan’s growth and look forward to sharing pan’s expertise with our clients.”
L. Keith Graves, senior vice president and chief financial officer, pointed out, “Through our scalable business model and continued focus on cost control, we increased our operating margin by 330 basis points, to 29.3 percent this quarter. For the year, our earnings from continuing operations were up 87 percent compared to fiscal 2005. As a result of the strong financial performance in fiscal 2006, we realized cash flows from operating activities of $39 million, which helped us repay $28 million of debt while funding our capital expenditures and paying dividends.”
The company’s income tax expense was slightly higher in the fiscal fourth quarter as a result of an adjustment to deferred taxes. The company expects its effective income tax rate to return to historical levels for fiscal 2007.
The total number of employment records on The Work Number services database increased to 129.0 million at March 31, 2006, from 106.9 million a year ago, representing a 21 percent gain. The company added 3.3 million employment records during the quarter, representing a 3 percent increase in total records over the previous sequential quarter. Total employment records under contract, including those in the contract backlog to be added to the database, increased 21 percent to 136.3 million at March 31, 2006, from 113.1 million a year earlier and 2 percent over the previous sequential quarter total of 133.4 million. Of the 129.0 million records on the database at March 31, 2006, 29 percent represent current employees, while the remainder represent former employees.
Effective April 1, 2006, the company has adopted Statement of Financial Accounting Standards No. 123r, “Share-Based Payment” (SFAS 123r). The impact of the adoption of this statement is included in the forward-looking guidance below and is expected to be approximately $0.06 per diluted share in fiscal 2007, expensed evenly over the four fiscal quarters.
TALX provided guidance for financial performance for the full year and first quarter of fiscal 2007. For the fiscal year ending March 31, 2007, the company anticipates total revenues to be in the range of $273 million to $278 million and diluted earnings per share from continuing operations to be in the range of $1.04 to $1.10, which includes the $0.06 charge related to SFAS 123r. For the first fiscal quarter, the company anticipates total revenues to be in the range of $64 million to $66 million, compared to $46.8 million in the prior year. Diluted earnings per share from continuing operations are anticipated to be in the range of $0.19 to $0.21, which includes the $0.015 charge related to SFAS 123r. First-quarter diluted earnings per share from continuing operations in fiscal 2006 were $0.19, without consideration of SFAS 123r. First-quarter earnings growth is not expected to match the projected percentage increase for the full year due to the inclusion of costs aimed at supporting the company’s growth such as headquarters relocation, creation of a shared services function, integration of recent acquisitions, and enhancements to the business continuity infrastructure. The bulk of these expenses will be incurred in the first quarter and are not expected to have a material impact on full-year earnings.
A conference call to discuss the company’s fiscal 2006 fourth-quarter performance and its outlook is scheduled for Thursday, May 11, at 9:00 a.m. Central Time. To participate in this call, dial (800) 230-1085. A slide presentation will accompany the call on the Web at www.talx.com/2006. Other information of investor interest can be found at www.talx.com/investor, and the company’s corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be available from 2:30

p.m. CDT on Thursday, May 11, through July 27, 2006. The replay number is (800) 475-6701 and the access code is 827351.
Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, favorable operating trends, anticipated revenue and earnings in the first quarter of fiscal 2007 and for the fiscal year ending March 31, 2007, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-K for the fiscal year ended March 31, 2005, under the caption “Risk Factors” in “Part I – Item 1,” as well as (1) risks related to our ability to increase the size and range of applications for The Work Number database and successfully market current and future services and our dependence on third-party providers to do so; (2) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as interest rates and employment trends; (3) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (4) risks associated with our ability to prevent breaches of confidentiality or inappropriate use of data as we perform large-scale processing of verifications; (5) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (6) risks associated with potential challenges regarding the applicability of the Fair Credit Reporting Act or similar law; (7) risks associated with changes in economic conditions or unemployment compensation or tax credit laws; (8) risks related to the recent expiration of, and dependence on Congressional approval of, work opportunity (“WOTC”) and welfare to work (“WtW”) tax credits; (9) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; (10) risks relating to doing business with the federal government following our April 2006 acquisition of pan; (11) risks related to the applicability of any new privacy legislation or interpretation of existing laws; (12) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations; and (13) risks relating to the applicability of the SUTA Dumping Prevention Act of 2004 to our tax planning services. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.
TALX Corporation is a leading provider of payroll-related and human resources services. Based in St. Louis, Missouri, TALX holds a leadership position in two key areas – automated employment and income verification via The Work Number (R) and unemployment tax management via UC eXpress (R). The TALX suite of electronic services also includes tax credits and incentives, paperless pay, time tracking, W-2 management, I-9 management, paperless new hire services, and assessments and talent management. The company’s common stock trades in the Nasdaq National Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s web site at www.talx.com.
— tables attached —

TALX Corporation and Subsidiaries
Supplemental Financial Information
The company sometimes uses information derived from consolidated financial information but not presented in the financial statements prepared in accordance with generally accepted accounting principles (“GAAP”). Specifically, in this release, the company has used non-GAAP financial measures to eliminate the effect on fiscal 2005 earnings from continuing operations and diluted earnings per share of a $2.5 million charge recorded in connection with a settlement with the SEC.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. We use these non-GAAP measures internally to evaluate the performance of the business, including allocation of assets and resources, planning, comparison of financial performance between historical periods and evaluation and compensation of management and staff. We believe that the presentation of these non-GAAP financial measures provides useful information to investors because these measures exclude elements that we do not consider to be indicative of earnings from our ongoing operating activities and allow for an equivalent comparison to prior-period results.
Reconciliation of the Year ended March 31, 2005 Adjusted Earnings from Continuing Operations to GAAP Earnings from Continuing Operations:

GAAP earnings from continuing operations	$16.0	million
SEC settlement charge	2.5	million

Adjusted earnings from continuing operations	$18.5	million

Reconciliation of the Year Ended March 31, 2005 Adjusted Diluted Earnings Per Share from Continuing Operations to GAAP Diluted Earnings Per Share from Continuing Operations:

GAAP diluted EPS from continuing operations	$0.49
SEC settlement charge	0.08

Adjusted diluted EPS from continuing operations	$0.57

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except per share information)
(unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2006	2005	2006	2005

Revenues:
The Work Number services	$27,125	$21,210	$91,331	$65,373
Tax management services	32,474	24,041	114,420	90,208
Maintenance and support	358	613	1,676	2,814

Total revenues	59,957	45,864	207,427	158,395

Cost of revenues:
The Work Number services	7,052	6,336	21,339	18,645
Tax management services	15,543	11,797	55,289	45,064
Maintenance and support	65	291	352	1,008

Total cost of revenues	22,660	18,424	76,980	64,717

Gross profit	37,297	27,440	130,447	93,678

Operating expenses:
Selling and marketing	8,310	7,090	32,700	27,693
General and administrative	11,410	8,436	42,658	32,845
SEC settlement charge	—	—	—	2,500

Total operating expenses	19,720	15,526	75,358	63,038

Operating income	17,577	11,914	55,089	30,640

Other income(expense), net:
Interest income	215	102	693	224
Interest expense	(1,885)	(834)	(5,165)	(2,944)
Other, net	—	(5)	(5)	(5)

Total other income (expense), net	(1,670)	(737)	(4,477)	(2,725)

Earnings from continuing operations before income tax expense	15,907	11,177	50,612	27,915
Income tax expense	6,930	4,090	20,637	11,887

Earnings from continuing operations	8,977	7,087	29,975	16,028
Discontinued operations, net of income taxes:
Earnings(loss)from discontinued operations, net	(1)	—	(1)	15
Gain on disposal of discontinued operations, net	66	142	516	567

Earnings from discontinued operations	65	142	515	582

Net earnings	$9,042	$7,229	$30,490	$16,610

Basic earnings per share:
Continuing operations	$0.28	$0.22	$0.94	$0.52
Discontinued operations	—	0.01	0.02	0.02

Net earnings	$0.28	$0.23	$0.96	$0.54

Diluted earnings per share:
Continuing operations	$0.26	$0.21	$0.89	$0.49
Discontinued operations	—	0.01	0.01	0.02

Net earnings	$0.26	$0.22	$0.90	$0.51

Weighted average number of shares outstanding (basic)	31,992,969	31,174,664	31,775,969	30,953,408
Weighted average number of shares outstanding (diluted)	34,236,268	32,986,658	33,828,651	32,451,456

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	March 31, 2006	March 31, 2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,705	$11,399
Short-term investments	5,850	7,615
Accounts receivable, less allowance for doubtful accounts of $3,731 at March 31, 2006, and $3,173 at March 31, 2005	31,527	19,718
Work in progress, less progress billings	5,911	3,713
Prepaid expenses and other current assets	6,576	5,282
Deferred tax assets, net	2,580	1,683

Total current assets	58,149	49,410
Property and equipment, net of accumulated depreciation of $25,227 at March 31, 2006, and $18,572 at March 31, 2005	16,037	11,414
Capitalized software development costs, net of amortization of $6,329 at March 31, 2006, and $4,605 at March 31, 2005	4,059	3,374
Goodwill	190,232	136,143
Other intangibles, net	77,434	45,448
Other assets	1,634	1,130

	$347,545	$246,919

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,257	$2,054
Accrued expenses and other liabilities	19,219	16,502
Dividends payable	1,289	835
Deferred revenue	6,893	5,203

Total current liabilities	29,658	24,594
Deferred tax liabilities, net	17,634	10,083
Long-term debt	110,802	57,500
Other liabilities	3,153	2,878

Total liabilities	161,247	95,055

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at March 31, 2006 or 2005	—	—
Common stock, $.01 par value per share; authorized 75,000,000 shares at March 31, 2006, and 30,000,000 shares at March 31, 2005; issued 32,225,321 shares at March 31, 2006, and 20,922,011 shares at March 31, 2005	322	209
Additional paid-in capital	177,463	164,937
Deferred compensation	(5,076)	(223)
Retained earnings (accumulated deficit)	13,467	(12,726)
Accumulated other comprehensive income:
Unrealized gain on interest rate swap contract, net of tax expense of $80 at March 31, 2006, and $39 at March 31, 2005	122	59
Treasury stock, at cost, 42,275 shares at March 31, 2005	—	(392)

Total shareholders’ equity	186,298	151,864

	$347,545	$246,919

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Year Ended March 31,
	2006	2005
Cash flows from operating activities:
Net earnings	$30,490	$16,610
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,242	10,624
Deferred compensation	399	35
Deferred taxes	3,235	2,518
Gain on swap agreement	(59)	—
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	(7,780)	(2,990)
Work in progress, less progress billings	(1,799)	(1,999)
Prepaid expenses and other current assets	(1,149)	5,554
Other assets	(702)	119
Accounts payable	22	461
Accrued expenses and other liabilities	5,992	(1,560)
Deferred revenue	(2,774)	460
Other liabilities	253	217

Net cash provided by operating activities	39,370	30,049

Cash flows from investing activities:
Additions to property and equipment	(10,471)	(6,382)
Change in restricted cash	—	38,645
Acquisitions, net of cash received	(87,079)	(59,316)
Purchases of short-term investments	(5,120)	(11,340)
Proceeds from sale of short-term investments	6,885	5,200
Capitalized software development costs	(2,408)	(2,001)

Net cash used in investing activities	(98,193)	(35,194)

Cash flows from financing activities:
Issuance of common stock	4,923	3,496
Repurchase of common stock	(1,287)	—
Borrowings under long-term debt facility	138,802	18,000
Repayments under long-term debt facility	(85,500)	(10,500)
Dividends paid	(3,809)	(3,020)

Net cash provided by financing activities	53,129	7,976

Net increase (decrease) in cash and cash equivalents	(5,694)	2,831
Cash and cash equivalents at beginning of period	11,399	8,568

Cash and cash equivalents at end of period	$5,705	$11,399

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